As filed with the Securities and Exchange Commission December 1, 2004	File No. 333-116055

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1

UCN, INC.
(Formerly Buyers United, Inc.)
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	87-0528557 (IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 84065
(Address of Principal Executive Offices)

Long Term Stock Incentive Plan, March 11, 1999
Director Stock Option Plan, June 17, 2003
Employee Common Stock Options
(Full title of the plan)

Paul Jarman
14870 Pony Express Road, Bluffdale, Utah 84065
(801) 320-3300
(Name, address and telephone number of agent for service)

Copies to:
Mark E. Lehman, Esq.
Parsons Behle & Latimer
201 South Main Street, Suite 1800, Salt Lake City, Utah 84111
(801) 532-1234/ (801) 536-6111 fax

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Title of Plan	Amount to be Registered	Proposed Maximum Offering Price Per Share*	Proposed Maximum Aggregate Offering Price*	Amount of Registration Fee

Common Stock	Long Term Stock Incentive Plan	1,200,000	$3.078	$3,693,160	$467.92

Common Stock	Director Stock Option Plan	1,000,000	$2.49	$2,490,000	$315.48

Common Stock	Employee Common Stock Options	361,799	$2.68	$970,203	$122.92

	Total	2,561,799		$7,153,363	$906.32

* Estimates of the proposed maximum offering price per share and proposed maximum aggregate offering price solely for calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, and based on the average bid and asked price of the registrant’s common stock as of May 27, 2004, a date within five business days prior to the date of filing of this registration statement.

DEREGISTRATION OF SECURITIES

        This Post-effective Amendment No. 1 is filed solely for the purpose of deregistering 1,000,000 shares of Common Stock of UCN, Inc., formerly Buyers United, Inc., issuable under the Director Stock Option Plan with an effective date of April 28, 2003. As permitted by the express terms of the Director Stock Option Plan, the board of directors of UCN terminated the plan so that no options (or Common Stock underlying such options) can be issued under the plan. There were no options outstanding under the Director Stock Option Plan at the time of its termination.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah, on October 22, 2004.

UCN, INC.

By /s/ Paul Jarman
Paul Jarman, President